SARASOTA, FL, June 11, 2025 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic control technologies, today announced that its Board of Directors (the “Board”) has appointed Ian Walsh to serve as director, effective June 5, 2025. He will serve as a member of the class of directors whose term will expire at the 2026 Annual Meeting of Shareholders. The Board also appointed Mr. Walsh to serve on the Board’s Audit Committee and Governance Committee.

“We are pleased to welcome Ian Walsh to our Board. Ian’s current role as Chief Executive Officer of FDH Aero and track record of strong leadership experience across both private and public enterprises illustrate the highly relevant operational and strategic expertise he brings. His addition further strengthens and enhances the Board, and we expect he will be a strong contributor as we advance our strategy to return to growth, deliver improved profitability, and strengthen return on invested capital,” commented Laura Dempsey Brown, Chair of the Board.

Mr. Walsh brings 35 years of extensive leadership experience in the commercial aerospace and defense industry. Prior to his role at FDH Aero, he served as President, CEO, and Chairman of the Board at Kaman Aerospace Corporation (formerly NYSE: KAMN), a global manufacturer of highly engineered subassemblies, components and parts. Before Kaman, he was the Chief Operating Officer for the REV Group (NYSE: REVG), a leading manufacturer of specialty vehicles, overseeing 30+ brands and 22 manufacturing facilities producing fire engines, ambulances, recreational vehicles, and commercial buses.

Mr. Walsh spent 20 years at Textron Inc. (NYSE: TXT) where he led TRU Simulation + Training as the President and Chief Executive Officer, providing flight simulation and aircraft training products to the global commercial, civil and military aviation training markets. He also served on Textron’s Executive Leadership Team. Earlier roles at Textron included senior vice president and general manager of Textron Systems’ Weapon & Sensor Systems and several leadership roles at Textron Systems including senior vice president of operations, and senior vice president and general manager of Lycoming Engines. He began his Textron career in marketing at Bell Helicopter. Prior to joining Textron, Mr. Walsh served as an officer and naval aviator in the U.S. Marine Corps from 1989 to 1996, piloting Cobra attack helicopters with combat tours in Somalia, Haiti and Bosnia. He is an active pilot with more than 2,000 hours of flight time and is commercially rated in helicopters and fixed-wing aircraft. Walsh earned a bachelor’s degree from Hamilton College, a Master of Public Administration from Harvard University’s John F. Kennedy School of Government and a Master of Business Administration from the Harvard Business School. He completed Textron’s Global Leadership Program at the University of Pennsylvania’s Wharton School and the Senior Executive Leadership Training at Duke’s Fuqua School of Business. Mr. Walsh is a life member on the Council of Foreign Relations and is a certified Six Sigma Black Belt in operations.

Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Appoints Ian Walsh to Board of Directors

Expands Board back to seven members

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies Appoints Ian Walsh to Board of Directors

June 11, 2025	Page 2 of 2

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisitions. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

FORWARD-LOOKING INFORMATION

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, regarding changes to the Board of Directors, succession, governance and other statements that are not historical in nature. Any information that is not historical in nature included in this release is subject to change. These statements are made on the basis of views and assumptions regarding future events as of the time the statements are made. The Company does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including changes to the Board of Directors and business or governance decisions, as well as from developments beyond the Company’s control, including the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 28, 2024 and subsequent filings with the Securities and Exchange Commission.

Investor and Media contacts:

Tania Almond
Vice President, Investor Relations and Corporate Communication
(941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Alliance Advisors LLC
(716) 843-3908
dpawlowski@allianceadvisors.com

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Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200